Exhibit 99.1

Press Release

For Immediate Release

Beazer Homes Names Allan P. Merrill as Chief Financial Officer

ATLANTA, April, 23, 2007 – Beazer Homes USA, Inc. (NYSE:  BZH) (www.beazer.com) today announced the appointment of Alan P. Merrill as Executive Vice President and Chief Financial Officer, effective May 1, 2007.

Mr. Merrill joins the Company from Move, Inc. where he has served as Executive Vice President of Corporate Development and Strategy since October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, a division of Move, Inc. Mr. Merrill joined Move, Inc. following a 13-year tenure with the investment banking firm UBS (and its predecessor Dillon Read & Co.) where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Prior to that, he co-founded the firm’s corporate finance industry team for Housing, Construction & Building Materials.

Ian McCarthy, President and Chief Executive Officer said, “We are extremely pleased to add someone of Allan’s caliber to our executive management team.  His extensive operational, strategic and financial experience within residential real estate and related industries will be extremely valuable as we both manage through the current market conditions and continue to execute on our long term strategic initiatives designed to generate profitable growth and maximize shareholder value.  I am confident that Allan’s contributions will be meaningful in further strengthening our position within the industry.”

“I look forward to contributing to the continued success of Beazer Homes,” said Allan Merrill. “I have known Brian Beazer, Ian McCarthy and many of the senior officers of the company since my tenure at Dillon Read, during which time I had the privilege of advising Beazer Homes on several major transactions as well as the company’s initial public offering in 1994. I am excited to work with Ian and the entire management team to help Beazer Homes generate exceptional shareholder returns in an industry that has such compelling long-term fundamentals.”

Mr. Merrill is a member of the Urban Land Institute and the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University. He is a graduate of the University of Pennsylvania’s Wharton School with a Bachelor of Science in Economics.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Contact:   Leslie H. Kratcoski, Vice President; (770) 829-3700; lkratcos@beazer.com